UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2014

VAPOR HUB INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Nevada

 (State or other jurisdiction of incorporation)

333-173438	27-3191889
(Commission File Number)	(IRS Employer Identification No.)

67 W. Easy Street, Unit 115

Simi Valley, CA 93065

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code (805) 309-0530

N/A

 (Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02

Termination of a Material Definitive Agreement

On October 8, 2014, but effective as of September 30, 2014, Vapor Hub International Inc. (the “Company”) and Andrew Birnbaum, the Company’s former Chief Executive Officer, entered into an Employment Separation and General Release agreement (the “Release Agreement”) in connection with Mr. Birnbaum’s resignation from the Company on July 8, 2014.  The Release Agreement has the effect of terminating, effective as of July 8, 2014, the Interim Agreement for the Appointment of the Chief Executive Officer entered into between the Company and Mr. Birnbaum on March 24, 2014, pursuant to which the Company retained Mr. Birnbaum.

Pursuant to the interim agreement, Mr. Birnbaum received a monthly salary of $20,000 and a monthly vehicle allowance of $1,000.  The interim agreement also contemplated the issuance of 6,600,000 shares of the Company’s common stock to Mr. Birnbaum, none of which have been issued, a bonus payment similar to any bonuses granted to other executives and a bonus of 15% of net profits received from certain internet related assets provided by Mr. Birnbaum to the Company. No bonuses were earned by or paid to Mr. Birnbaum during his tenure with the Company.

The Release Agreement provides that all remaining rights and obligations of the Company and Mr. Birnbaum under the interim agreement are terminated as of July 8, 2014, including all rights of Mr. Birnbaum to receive 6,600,000 shares of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPOR HUB INTERNATIONAL INC.

Date:	October 14, 2014	By:	/s/ Lori Winther
Lori Winther
Chief Financial Officer

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